UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

GI DYNAMICS, INC.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

U3762T113
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. U3762T113	Page 2 of 18 Pages

1.	Name of Reporting Persons Advanced Technology Ventures VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by Advanced Technology Ventures VI, L.P. (“ATV VI”), Advanced Technology Ventures VII, L.P. (“ATV VII”), Advanced Technology Ventures VII (B), L.P. (“ATV VII-B”), Advanced Technology Ventures VII(C), L.P. (“ATV VII-C”), ATV Entrepreneurs VI, L.P. (“ATVE VI”), ATV Entrepreneurs VII, L.P. (“ATVE VII”), ATV Alliance 2002, L.P. (“ATV Alliance”),  ATV Associates VI, L.L.C. (the general partner of ATV VI and ATVE VI) (“ATVA VI), ATV Associates VII, L.L.C. (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII) (“ATVA VII”),  and ATV Alliance Associates, L.L.C. (the general partner of ATV Alliance) (“ATVAA” and collectively with ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI and ATVA VII, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 3 of 18 Pages

1.	Name of Reporting Persons Advanced Technology Ventures VII , L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 4 of 18 Pages

1.	Name of Reporting Persons Advanced Technology Ventures VII(B), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 5 of 18 Pages

1.	Name of Reporting Persons Advanced Technology Ventures VII(C), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 6 of 18 Pages

1.	Name of Reporting Persons ATV Entrepreneurs VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 7 of 18 Pages

1.	Name of Reporting Persons ATV Entrepreneurs VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 8 of 18 Pages

1.	Name of Reporting Persons ATV Alliance 2002, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 9 of 18 Pages

1.	Name of Reporting Persons ATV Associates VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) OO

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 10 of 18 Pages

1.	Name of Reporting Persons ATV Associates VII, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) PN

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 11 of 18 Pages

1.	Name of Reporting Persons ATV Alliance Associates, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒1
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,727,7552
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,727,7552
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,727,7552
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%3
12.	Type of Reporting Person (See Instructions) OO

1
This Schedule 13G is filed by ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI (the general partner of ATV VI and ATVE VI), ATVA VII (the general partner of ATV VII, ATV VII-B, ATV VII-C and ATVE VII), and ATVAA (the general partner of ATV Alliance). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

2
Consists of (i) 903,442 shares of common stock owned by ATV VI, (ii) 5,409,678 shares of common stock owned by ATV VII, (iii) 217,088 shares of common stock owned by ATV VII-B, (iv) 104,346 shares of common stock owned by ATV VII-C, (v) 32,239 shares of common stock owned by ATVE VII, (vi) 57,666 shares of common stock owned by ATVE VI and (vii) 3,296 shares of common stock owned by ATV Alliance.

3
This percentage is calculated based upon 94,795,481 shares of the Issuer’s common stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP No. U3762T113	Page 12 of 18 Pages

Introductory Note: This Statement on Schedule 13G is filed on behalf of Advanced Technology Ventures VI, L.P., a limited partnership organized under the laws of the State of Delaware (“ATV VI”), Advanced Technology Ventures VII, L.P., a limited partnership organized under the laws of the State of Delaware (“ATV VII”), Advanced Technology Ventures VII (B), L.P., a limited partnership organized under the laws of the State of Delaware (“ATV VII-B”), Advanced Technology Ventures VII(C), L.P., a limited partnership organized under the laws of the State of Delaware (“ATV VII-C”), ATV Entrepreneurs VI, L.P, a limited partnership organized under the laws of the State of Delaware (“ATVE VI”), ATV Entrepreneurs VII, L.P, a limited partnership organized under the laws of the State of Delaware (“ATVE VII”), ATV Alliance 2002, L.P., a limited partnership organized under the laws of the State of Delaware (“ATV Alliance”), ATV Associates VI, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ATVA VI”), ATV Associates VII, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ATVA VII”)  and ATV Alliance Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ATVAA” and collectively with ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII, ATV Alliance, ATVA VI and ATVA VII, the “ATV Entities”) in respect of shares of common stock of GI Dynamics, Inc. The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 1.

(a)	Name of Issuer

GI Dynamics, Inc.

(b)	Address of Issuer’s Principal Executive Offices

One Maguire Road, Lexington, MA 02421

Item 2.

(a)	Name of Person Filing

Advanced Technology Ventures VI, L.P.
Advanced Technology Ventures VII, L.P.
Advanced Technology Ventures VII (B), L.P.
Advanced Technology Ventures VII(C), L.P.
ATV Entrepreneurs VI, L.P.
ATV Entrepreneurs VII, L.P.
ATV Alliance 2002, L.P.
ATV Associates VI, L.L.C.
ATV Associates VII, L.L.C.
ATV Alliance Associates, L.L.C.

(b)	Address of Principal Business Office or, if none, Residence

500 Boylston Street, Suite 1380, Boston, Massachusetts 02116

CUSIP No. U3762T113	Page 13 of 18 Pages

(c)	Citizenship

Each of ATV VI, ATV VII, ATV VII-B, ATV VII-C, ATVE VI, ATVE VII and ATV Alliance are limited partnerships organized in the State of Delaware. Each of ATVA VI, ATVA VII and ATVAA are limited liability companies organized in the State of Delaware.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

U3762T113

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a) Amount Beneficially Owned as of December 31, 2014:

Advanced Technology Ventures VI, L.P.	6,727,755 (1)
Advanced Technology Ventures VII, L.P	6,727,755 (1)
Advanced Technology Ventures VII (B), L.P.	6,727,755 (1)
Advanced Technology Ventures VII(C), L.P.	6,727,755 (1)
ATV Entrepreneurs VII, L.P.	6,727,755 (1)
ATV Entrepreneurs VI, L.P.	6,727,755 (1)
ATV Alliance 2002, L.P.	6,727,755 (1)
ATV Associates VI, L.L.C.	6,727,755 (1)
ATV Associates VII, L.L.C.	6,727,755 (1)
ATV Alliance Associates, L.L.C.	6,727,755 (1)

(b) Percent of Class as of December 31, 2014:

Advanced Technology Ventures VI, L.P.	7.1%
Advanced Technology Ventures VII, L.P	7.1%
Advanced Technology Ventures VII (B), L.P.	7.1%
Advanced Technology Ventures VII(C), L.P.	7.1%
ATV Entrepreneurs VII, L.P.	7.1%
ATV Entrepreneurs VI, L.P.	7.1%
ATV Alliance 2002, L.P.	7.1%
ATV Associates VI, L.L.C.	7.1%
ATV Associates VII, L.L.C.	7.1%
ATV Alliance Associates, L.L.C.	7.1%

CUSIP No. U3762T113	Page 14 of 18 Pages

(c) Number of shares as to which the person has, as of December 31, 2014:

(i) Sole power to vote or to direct the vote

Advanced Technology Ventures VI, L.P.	0
Advanced Technology Ventures VII, L.P	0
Advanced Technology Ventures VII (B), L.P.	0
Advanced Technology Ventures VII(C), L.P.	0
ATV Entrepreneurs VII, L.P.	0
ATV Entrepreneurs VI, L.P.	0
ATV Alliance 2002, L.P.	0
ATV Associates VI, L.L.C.	0
ATV Associates VII, L.L.C.	0
ATV Alliance Associates, L.L.C.	0

(ii) Shared power to vote or to direct the vote

Advanced Technology Ventures VI, L.P.	6,727,755 (1)
Advanced Technology Ventures VII, L.P	6,727,755 (1)
Advanced Technology Ventures VII (B), L.P.	6,727,755 (1)
Advanced Technology Ventures VII(C), L.P.	6,727,755 (1)
ATV Entrepreneurs VII, L.P.	6,727,755 (1)
ATV Entrepreneurs VI, L.P.	6,727,755 (1)
ATV Alliance 2002, L.P.	6,727,755 (1)
ATV Associates VI, L.L.C.	6,727,755 (1)
ATV Associates VII, L.L.C.	6,727,755 (1)
ATV Alliance Associates, L.L.C.	6,727,755 (1)

(IV) Sole power to dispose or to direct the disposition of

Advanced Technology Ventures VI, L.P.	0
Advanced Technology Ventures VII, L.P	0
Advanced Technology Ventures VII (B), L.P.	0
Advanced Technology Ventures VII(C), L.P.	0
ATV Entrepreneurs VII, L.P.	0
ATV Entrepreneurs VI, L.P.	0
ATV Alliance 2002, L.P.	0
ATV Associates VI, L.L.C.	0
ATV Associates VII, L.L.C.	0
ATV Alliance Associates, L.L.C.	0

CUSIP No. U3762T113	Page 15 of 18 Pages

(iv) Shared power to dispose or to direct the disposition of

Advanced Technology Ventures VI, L.P.	6,727,755 (1)
Advanced Technology Ventures VII, L.P	6,727,755 (1)
Advanced Technology Ventures VII (B), L.P.	6,727,755 (1)
Advanced Technology Ventures VII(C), L.P.	6,727,755 (1)
ATV Entrepreneurs VII, L.P.	6,727,755 (1)
ATV Entrepreneurs VI, L.P.	6,727,755 (1)
ATV Alliance 2002, L.P.	6,727,755 (1)
ATV Associates VI, L.L.C.	6,727,755 (1)
ATV Associates VII, L.L.C.	6,727,755 (1)
ATV Alliance Associates, L.L.C.	6,727,755 (1)

(1)
These shares are owned directly as follows: 903,442 shares of common stock are owned by ATV VI, 5,409,678 shares of common stock are owned by ATV VII, 217,088 shares of common stock are owned by ATV VII-B, 104,346 shares of common stock are owned by ATV VII-C, 32,239 shares of common stock are owned by ATVE VII, 57,666 shares of common stock are owned by ATVE VI, and 3,296 shares of common stock are owned by ATV Alliance.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

CUSIP No. U3762T113	Page 16 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 12, 2015

Advanced Technology Ventures VI, L.P.		ATV Entrepreneurs VII, L.P.

By:	ATV Associates VI, L.L.C., its General Partner	By:	ATV Associates VII, L.L.C., its General Partner

By:	/s/ William C. Wiberg	By:	/s/ William C. Wiberg

	Authorized Signatory		Authorized Signatory

Advanced Technology Ventures VII, L.P.		ATV Alliance 2002, L.P.

By:	ATV Associates VII, L.L.C., its General Partner	By:	ATV Alliance Associates, L.L.C., its General Partner

By:	/s/ William C. Wiberg	By:	/s/ William C. Wiberg

	Authorized Signatory		Authorized Signatory

Advanced Technology Ventures VII (B), L.P.		ATV Associates VI, L.L.C.

By:	ATV Associates VII, L.L.C., its General Partner	By:	/s/ William C. Wiberg

By:	/s/ William C. Wiberg		Authorized Signatory

	Authorized Signatory	ATV Associates VII, L.L.C.

Advanced Technology Ventures VII(C), L.P.
		By:	/s/ William C. Wiberg
By:	ATV Associates VII, L.L.C., its General Partner
Authorized Signatory
By:	/s/ William C. Wiberg
ATV Alliance Associates, L.L.C.
Authorized Signatory
		By:	/s/ William C. Wiberg
ATV Entrepreneurs VI, L.P.
Authorized Signatory
By:	ATV Associates VI, L.L.C., its General Partner

By:	/s/ William C. Wiberg

Authorized Signatory

CUSIP No. U3762T113	Page 17 of 18 Pages

EXHIBITS

A:	Joint Filing Agreement

CUSIP No. U3762T113	Page 18 of 18 Pages

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of GI Dynamics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 12th day of February, 2015.

Advanced Technology Ventures VI, L.P.		ATV Entrepreneurs VII, L.P.

By:	ATV Associates VI, L.L.C., its General Partner	By:	ATV Associates VII, L.L.C., its General Partner

By:	/s/ William C. Wiberg	By:	/s/ William C. Wiberg

	Authorized Signatory		Authorized Signatory

Advanced Technology Ventures VII, L.P.		ATV Alliance 2002, L.P.

By:	ATV Associates VII, L.L.C., its General Partner	By:	ATV Alliance Associates, L.L.C., its General Partner

By:	/s/ William C. Wiberg	By:	/s/ William C. Wiberg

	Authorized Signatory		Authorized Signatory

Advanced Technology Ventures VII (B), L.P.		ATV Associates VI, L.L.C.

By:	ATV Associates VII, L.L.C., its General Partner	By:	/s/ William C. Wiberg

By:	/s/ William C. Wiberg		Authorized Signatory

Authorized Signatory
ATV Associates VII, L.L.C.
Advanced Technology Ventures VII(C), L.P.
		By:	/s/ William C. Wiberg
By:	ATV Associates VII, L.L.C., its General Partner
Authorized Signatory
By:	/s/ William C. Wiberg
ATV Alliance Associates, L.L.C.
Authorized Signatory
		By:	/s/ William C. Wiberg
ATV Entrepreneurs VI, L.P.
Authorized Signatory
By:	ATV Associates VI, L.L.C., its General Partner

By:	/s/ William C. Wiberg

Authorized Signatory